Exhibit 5.1

ROBERT W. WISE BRETT A. REBER CASEY R. LAW RANDEE KOGER JEFFREY A. HOUSTON DAVID N. HARGER ANN M.E. PARKINS	120 W. KANSAS AVE. SUITE B MCPHERSON, KS 67460 PHONE: (620) 241-0554 FAX: (620) 241-7692 www.bwisecounsel.com JOHN K. BREMYER (1920-2008)

March 1, 2016

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Equity Bancshares, Inc., a Kansas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on March 1, 2016, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to (i) 205,700 shares of the Company’s Class A common stock, par value $0.01 (“Common Stock”), issuable upon the exercise of outstanding stock options under the Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan (as amended from time to time, the “2006 Stock Option Plan”), (ii) 388,938 shares of Common Stock issuable upon the exercise of outstanding stock options under the Equity Bancshares, Inc. 2013 Stock Incentive Plan (as amended from time to time, the “2013 Stock Incentive Plan”), and (iii) 336,062 shares of Common Stock that may be issued in connection with future awards under the 2013 Stock Incentive Plan. The 2006 Stock Option Plan and the 2013 Stock Incentive Plan are collectively referred to herein as the “Plans,” and the shares of Common Stock issuable under the 2006 Stock Option Plan and the 2013 Stock Incentive Plan as identified above are collectively referred to herein as the “Shares.”

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plans, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Equity Bancshares, Inc.

March 1, 2016

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct, and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plans.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plans and the instruments executed pursuant to the Plans, as applicable, which govern the awards to which the Shares relate, the Shares will be validly issued, fully paid, and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Kansas General Corporation Code. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered to you in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Act. The opinions expressed herein may not be relied upon by you or any other person, firm or corporation for any other purpose.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ WISE & REBER, L.C.